UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 21, 2015

HRG GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction
of incorporation)

1-4219	74-1339132
(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 29th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)
(212) 906-8555
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                          Completion of Acquisition or Disposition of Assets.
On May 21, 2015, Spectrum Brands Holdings, Inc. (“SBH” and, together with its consolidated subsidiaries, “Spectrum Brands”), a majority-owned subsidiary of HRG Group, Inc. (“HRG” or the “Company”), completed its acquisition (the “AAG Acquisition”) of Armored AutoGroup Parent Inc. (“AAG”) pursuant to the Agreement and Plan of Merger by and among AAG, SBH, Ignite Merger Sub, Inc. and, solely in its capacity as representative, Avista Capital Partners II GP, LLC, dated as of April 28, 2015 for $1.4 billion in cash. Spectrum Brands funded the AAG Acquisition with the proceeds of its offering of an aggregate principal amount of $1,000 million of its 5.750% Senior Notes due 2025 and its registered offering of $575 million of shares of SBH’s common stock.  In the registered offering, HRG acquired 49% of the common stock offered thereby, including the shares subject to the underwriters’ option to purchase additional shares, for $281.7 million through one of its wholly owned subsidiaries.  The funds used for the purchase of the shares of SBH’s common stock were derived from general working capital and the proceeds of HRG’s most recent unsecured notes offering.
The foregoing summary does not purport to be complete. Interested parties should read SBH’s announcements and public filings regarding the AAG Acquisition and any changes (if any) thereto, including the SBH Current Report on Form 8-K filed with the Securities and Exchange Commission (www.sec.gov) on April 29, 2015 and any amendments (if any) thereto.
Item 9.01                          Financial Statements and Exhibits.

(a)	Financial Statements of Assets Acquired

To the extent required, HRG will file by amendment to this Current Report on Form 8-K the historical financial information provided by this Item 9.01(a) within 71 calendar days of the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information

To the extent required, HRG will file by amendment to this Current Report on Form 8-K the pro forma financial information provided by this Item 9.01(b) within 71 calendar days of the date on which this Current Report on Form 8-K is required to be filed.

(c)	Not applicable.

(d)	Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HRG GROUP, INC.

Date: May 28, 2015	By:	/s/ Ehsan Zargar
		Name:	Ehsan Zargar
		Title:	Senior Vice President, General Counsel & Corporate Secretary